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                                                                    EXHIBIT 99.1

                                                      FOR IMMEDIATE RELEASE

                CARIBINER INTERNATIONAL ANNOUNCES ACQUISITION OF
                             PROJEXIONS VIDEO SUPPLY

    -- Expands and Strengthens Position in the Audio Visual Equipment Rental
                  and Hotel A/V Outsourcing Services Market --

     NEW YORK, January 9, 1997 -- Caribiner International, Inc. (NYSE: CWC) today announced that it has acquired Projexions Video Supply for $13.6 million and the repayment of $1.4 million in outstanding bank borrowings. The acquisition expands Caribiner's position as one of the largest providers of hotel audio visual outsourcing services in the nation.

     Projexions Video Supply is one of the leading hotel audio visual outsourcing companies in the Southeast and the preferred provider to over 50 hotels. Projexions recorded approximately $18 million in revenue during the ten month period ended October 31, 1996.

     The integration of Projexions Video Supply into Total Audio Visual Services
(TAVS), which was acquired by Caribiner in September, 1996, strengthens Caribiner's position as a leading provider of audio visual equipment services in the Southeast. In addition, Caribiner recently announced a definitive agreement to acquire Blumberg Communications, Inc., another leading provider of audio visual equipment services.

     Commenting on the announcement, Raymond S. Ingleby, Chairman and Chief Executive Officer of Caribiner, stated, "This acquisition marks another milestone in our mission to strengthen our overall package of business communications services and consolidate our position in the fragmented business communications services market. The combination of Projexions, TAVS and Blumberg will further expand our leadership position in the hotel audio visual outsourcing and audio visual equipment services market, introduce us to new clients and increase the avenues to cross-promote our comprehensive line of business communications services."

     Caribiner International, Inc. is a leading national producer of meetings, events, training programs and a provider of related business communications services that enable businesses to inform, sell to and train their sales forces, dealers, franchisees, partners, stockholders and employees. Caribiner's clients include some of the world's largest companies. The Company has offices in Atlanta, Boston, Columbia (MD), Columbia (SC), Dallas, Detroit, Houston, Los Angeles, New York, Orlando, Rolling Meadows (IL), San Francisco and White Plains
(NY) in North America, as well as in London, Dubai and Hong Kong.


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     Caribiner International, Inc. is listed on The New York Stock Exchange and trades under the symbol CWC.


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For further information, contact:

Arthur F. Dignam                   Diana Brainerd/Chris Plunkett
Chief Financial Officer            Brainerd Communicators, Inc.
Caribiner International, Inc.      212-986-6667
212-541-5300